------------------                                ------------------------------
      FORM 4                                               OMB APPROVAL
------------------                                ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

Skinner, Jr.                         Robert                         C.
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(Last)                               (First)                     (Middle)

120 W. 45th St., 27th Floor
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                                  (Street)

New York                                       NY                 10036
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(City)                                       (State)              (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

Kellwood Company  KWD
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

3/17/03
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        Director                                    10% Owner
-----                                       -----
  X     Officer (give title below)                  Other (specify title below)
-----                                       -----
Vice President
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7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
-----
      Form filed by More than One Reporting Person
-----
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
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                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
====================================================================================================================================
                                                                4.                             5.              6. Own-
                                                                Securities Acquired (A) or     Amount of       ership
                                                   3.           Disposed of (D)                Securities      Form:      7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)            Beneficially    Direct     Nature of
                      2.            Deemed         Code         ------------------------------ Owned Following (D) or     Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)            Reported        Indirect   Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price   Transaction(s)  (I)        Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)            (Instr. 3       (Instr. 4) (Instr. 4)
                      Day/Year)     Day/Year)                                                  and 4)
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Common Stock          3/17/03                      F             642            D      $25.05  6,539            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                    PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                              TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER


====================================================================================================================================
                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================
                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                  2.                                                                                      ative     ship
                  Conver-                          5.                            7.                       Secu-     Form of  11.
                  sion                             Number of                     Title and Amount         rities    Deriv-   Nature
                  or              3A.              Derivative   6.               of Underlying    8.      Bene-     ative    of
                  Exer-           Deemed  4.       Securities   Date             Securities       Price   ficially  Secu-    In-
                  cise    3.      Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4) of      Owned     rity:    direct
                  Price   Trans-  tion    action   or Disposed  Expiration Date  ---------------- Deriv-  Following Direct   Bene-
1.                of      action  Date,   Code     of (D)       (Month/Day/Year)           Amount ative   Reported  (D) or   ficial
Title of          Deriv-  Date    if any  (Instr.  (Instr. 3,   ----------------           or     Secu-   Trans-    Indirect Owner-
Derivative        ative   (Month/ (Month/ 8)       4 and 5)     Date     Expira-           Number rity    action(s) (I)      ship
Security          Secu-   Day/    Day/    ------   ------------ Exer-    tion              of     (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        rity    Year)   Year)   Code V    (A)    (D)  cisable  Date    Title     Shares 5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:


                             /s/ Thomas H. Pollihan                3/17/03
                             -------------------------------    -------------
                             **Signature of Reporting Person        Date
                             Attorney-in-Fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                POWER OF ATTORNEY
                                -----------------

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Thomas H. Pollihan, Donald J. Gramke and Timothy D. Seifert, and each of them, the undersigned's true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Kellwood Company (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

(2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2002.


   /s/ Robert C. Skinner, Jr.
--------------------------------
Robert C. Skinner, Jr.